Farmer Mac to Redeem Outstanding
Series C Preferred Stock

WASHINGTON, June 17, 2024 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.PRC) has announced that it intends to provide notice to the holders of its 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Stock”) of the redemption of all of its outstanding 3,000,000 shares of Series C Preferred Stock.

Farmer Mac will redeem the Series C Preferred Stock for a redemption price of $25.00 per share, plus any declared and unpaid dividends through and including the redemption date. The redemption date will be July 18, 2024. On and after the redemption date, dividends on the Series C Preferred Stock will cease to accrue.
All shares of Series C Preferred Stock are issued in book-entry form only through the facilities of The Depository Trust Company (“DTC”). Accordingly, the redemption of the Series C Preferred Stock, including payment of the redemption price, will be completed according to DTC’s procedures. A notice of redemption will be given today to the holders of Series C Preferred Stock. Payment to DTC for the Series C Preferred Stock so redeemed will be made by Equiniti Trust Company (“Equiniti”), as transfer agent. Equiniti’s address is as follows:
Equiniti Trust Company, LLC
55 Challenger Road, Suite # 200
Ridgefield Park, New Jersey 07660
Attn: Reorganization Department

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the redemption, including the redemption date. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. You should pay particular attention to the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 23, 2024, and Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 6, 2024. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

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About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market provider for our nation's agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America's rural and agricultural communities. More information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700
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